                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                       Clear Channel Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                       Clear Channel Communications, Inc.

                                 P.O. Box 659512
                          San Antonio, Texas 78265-9512

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held April 30, 2002


         As a shareholder of Clear Channel Communications, Inc., you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Shareholders of Clear Channel Communications, Inc. be held at The Plaza San Antonio - A Marriott Hotel, 555 South Alamo Street, San Antonio, Texas 78205, on April 30, 2002, at 8:30 a.m. local time, for the following purposes:

     1.  to elect ten directors to serve for the coming year;

     2. to ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2002;

     3 to approve an amendment to the Clear Channel Communications, Inc. 1998 Stock Incentive Plan; and

     4. to transact any other business which may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on March 8, 2002 are entitled to notice of and to vote at the meeting.

         Two cut-out admission tickets are included on the back cover of this document. Please contact Clear Channel's Corporate Secretary at Clear Channel's corporate headquarters if you need additional tickets. The annual meeting will begin promptly at 8:30 a.m.

         Your attention is invited to the accompanying proxy statement. In addition, although mere attendance at the meeting will not revoke your proxy, if you attend the meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

                                              By Order of the Board of Directors



                                              Kenneth E. Wyker
                                              Secretary

San Antonio, Texas
March 22, 2002

                       2002 ANNUAL MEETING OF SHAREHOLDERS

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                                TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING.........................................1
     Why am I receiving these materials?.......................................................................1
     What information is contained in these materials?.........................................................1
     What proposals will be voted on at the annual meeting?....................................................1
     What shares owned by me can be voted?.....................................................................1
     What is the difference between holding shares as a shareholder of record and as a beneficial owner?.......1
     If my shares are held in "street name" by my broker, will my broker vote my shares for me?................2
     How can I vote my shares in person at the annual meeting?.................................................2
     How can I vote my shares without attending the annual meeting?............................................2
     How can I revoke my proxy? ...............................................................................2
     What if I return my proxy card without specifying my voting choices?......................................2
     What does it mean if I receive more than one proxy or voting instruction card?............................2
     What constitutes a quorum?................................................................................2
     What are Clear Channel's voting recommendations?..........................................................3
     Where can I find the voting results of the annual meeting?................................................3
THE BOARD OF DIRECTORS.........................................................................................3
     Compensation of Directors.................................................................................3
     Board Meetings............................................................................................3
     Committees of the Board...................................................................................3
PROPOSAL 1: ELECTION OF DIRECTORS..............................................................................4
     Nominees for Director.....................................................................................5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
     MANAGEMENT................................................................................................6
EXECUTIVE COMPENSATION.........................................................................................8
     Summary Compensation Table................................................................................8
     Stock Option Grant Table..................................................................................9
     Stock Option Exercises and Holding Table..................................................................9
     Employment Agreements....................................................................................10
REPORT OF THE COMPENSATION COMMITTEE AND THE EXECUTIVE PERFORMANCE SUBCOMMITTEE...............................10
     Overall Policy...........................................................................................11
     Compensation.............................................................................................11
     Chief Executive Officer Compensation.....................................................................12
     Policy on Deductibility of Compensation..................................................................13
STOCK PERFORMANCE GRAPH.......................................................................................14
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.......................................................15
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION...................................................15
CERTAIN TRANSACTIONS..........................................................................................15
AUDIT COMMITTEE REPORT........................................................................................16
     Auditor Fees.............................................................................................17
PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS.................................................................17
PROPOSAL 3: APPROVE AMENDMENT TO CLEAR CHANNEL COMMUNICATIONS 1998 STOCK INCENTIVE PLAN.......................17
SHAREHOLDER PROPOSALS.........................................................................................23
GENERAL.......................................................................................................23
APPENDIX A - AUDIT COMMITTEE CHARTER.........................................................................A-1

     QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:       WHY AM I RECEIVING THESE MATERIALS?

A: Clear Channel's Board of Directors (the "Board") is providing these proxy materials for you in connection with Clear Channel's annual meeting of shareholders (the "annual meeting"), which will take place on April 30, 2002. The Board is soliciting proxies to be used at the meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.


Q:       WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?

A: The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Clear Channel's 2001 Annual Report on Form 10-K, 2001 Shareholder Report, Proxy Card and return envelope are also enclosed.


Q:       WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

A: There are three proposals scheduled to be voted on at the annual meeting: the election of directors, the ratification of Ernst & Young LLP as Clear Channel's independent accountants for the year ending December 31, 2002, and the approval of an amendment to the Clear Channel Communications, Inc. 1998 Stock Incentive Plan.


Q:       WHAT SHARES OWNED BY ME CAN BE VOTED?

A: All shares owned by you as of the close of business on March 8, 2002 (the "Record Date") may be voted by you. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the annual meeting.


Q: WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A: Most shareholders of Clear Channel hold their shares through a stock broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

           SHAREHOLDER OF RECORD: If your shares are registered directly in your name with Clear Channel's transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Clear Channel. As the shareholder of record, you have the right to grant your voting proxy directly to Clear Channel or to vote in person at the annual meeting. Clear Channel has enclosed a proxy card for you to use.

           BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you instruct your broker how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.


Q:       HOW CAN I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?

A: Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, Clear Channel recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the meeting. Shares held in "street name" may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares. YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.


Q:       HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?

A: Whether you hold shares directly as the shareholder of record or beneficially in "street name", when you return your proxy card, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.


Q:       HOW CAN I REVOKE MY PROXY?

A: You may revoke your proxy at any time before it is voted by giving written notice to the secretary of Clear Channel prior to the convening of the annual meeting.


Q:       WHAT IF I RETURN MY PROXY CARD WITHOUT SPECIFYING MY VOTING CHOICES?

A: If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.


Q:       WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY OR VOTING
         INSTRUCTION CARD?

A: It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.


Q:       WHAT CONSTITUTES A QUORUM?

A: The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Clear Channel's Common Stock is necessary to constitute a quorum at the meeting. Only votes cast "for" a matter constitute affirmative votes. Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or a vote "against" a particular matter.

Q:       WHAT ARE CLEAR CHANNEL'S VOTING RECOMMENDATIONS?

A: The Board recommends that you vote your shares "FOR" each of the nominees to the Board and "FOR" each of the other proposals.


Q:       WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A: Clear Channel will announce preliminary voting results at the annual meeting and publish final results in Clear Channel's quarterly report on Form 10-Q for the second quarter of 2002, which will be filed with the SEC by August 14, 2002.



                             THE BOARD OF DIRECTORS

         The Board is responsible for the management and direction of Clear Channel and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.


COMPENSATION OF DIRECTORS

         Outside directors are paid $20,000 annual retainer with an additional $2,500 for each meeting of the Board they attend and members of the Compensation Committee and Audit Committee are paid $500 for each committee meeting they attend. In addition, in April 2001, each outside director was granted options to purchase 5,000 shares of Clear Channel common stock. These options vest 20% per year beginning one year from the date of grant and expire ten years from the date of grant.


BOARD MEETINGS

         During 2001, the Board held five meetings. Each of the nominees named below attended at least 75% of the aggregate of the total number of meetings of the Board held during such director's term and at least 75% of the total number of meetings held by committees of the Board on which that director served.


COMMITTEES OF THE BOARD

         The Board has three committees: the Compensation Committee, the Nominating Committee and the Audit Committee. The Compensation Committee has established an Executive Performance Subcommittee. The table below sets forth members of each committee.

                           BOARD COMMITTEE MEMBERSHIP

                                                         Executive
                                   Compensation          Performance          Nominating              Audit
             Name                    Committee          Subcommittee          Committee             Committee
             ----                  ------------         ------------          ----------            ---------
Alan D. Feld                             X
Thomas O. Hicks                          X
Vernon E. Jordan, Jr.                    X
Perry J. Lewis                                                                                          X*
B. J. McCombs(1)                         X                    X                    X*
Theodore H. Strauss                                                                X                    X
John H. Williams                         X*                   X*                   X                    X

X = Committee member;  * = Chairperson

(1) Mr. McCombs joined the Executive Performance Subcommittee on February 19, 2002.

         The Compensation Committee administers Clear Channel's stock option plans and performance-based compensation plans, determines compensation arrangements for all officers and makes recommendations to the Board concerning directors of Clear Channel and its subsidiaries (except with respect to matters entrusted to the Executive Performance Subcommittee as described below). See the Report of the Compensation Committee and the Executive Performance Subcommittee later in this document, which details the basis on which the Compensation Committee and its subcommittee determines executive compensation. The Compensation Committee met two times during 2001.

         The Executive Performance Subcommittee of the Compensation Committee has as its principal responsibility to review and advise the Board with respect to performance-based compensation of executive and other corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility of compensation in excess of $1 million paid to a corporation's chief executive officer and the four other most highly compensated executive officers, unless certain conditions are met. The Executive Performance Subcommittee of the Compensation Committee met two times during 2001.

         The Nominating Committee is responsible for recommending nominees to the Board of Directors. The Nominating Committee was formed on February 19, 2002. As such, it held no meetings during 2001.

         The Audit Committee is responsible for reviewing Clear Channel's accounting practices and audit procedures. The members of the Audit Committee are independent as defined by the listing standards of the NYSE. See the Audit Committee Report later in this document, which details the duties and performance of the committee. The Audit Committee met four times during 2001.


                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Board intends to nominate, at the annual meeting of shareholders, the ten persons listed as nominees below. Each of the directors elected at the annual meeting will serve until the next annual meeting of shareholders or until his successor shall have been elected and qualified, subject to earlier resignation and removal. The directors are to be elected by a plurality of the votes cast by the holders of the shares of Clear Channel common stock represented and entitled to be voted at the annual meeting. Unless authority to vote for directors is "withheld" in the proxy, the persons named therein intend to vote "for" the election of the ten nominees listed. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

NOMINEES FOR DIRECTOR

         The nominees for director are L. Lowry Mays, Mark P. Mays, Randall T. Mays, Alan D. Feld, Thomas O. Hicks, Vernon E. Jordan Jr., Perry J. Lewis, B. J. McCombs, Theodore H. Strauss and John H. Williams.

         L. Lowry Mays, age 66, is the founder of Clear Channel and currently serves as Chairman of the Board and Chief Executive Officer. He has served as a director since Clear Channel's inception. Mr. L. Mays is the father of Mark P. Mays and Randall T. Mays, who serve as the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer of Clear Channel, respectively. Mr. L. Mays also serves on the board of directors of Reliant Resources, Inc.

         Mark P. Mays, age 38, serves as the President and Chief Operating Officer of Clear Channel. He has served as a director since May 1998. Mr. M. Mays is the son of L. Lowry Mays, Clear Channel's Chairman and Chief Executive Officer and the brother of Randall T. Mays, Clear Channel's Executive Vice President and Chief Financial Officer. Mr. M. Mays also serves on the board of directors of Clear Media - a Hong Kong company.

         Randall T. Mays, age 36, serves as the Executive Vice President and Chief Financial Officer of Clear Channel. He has served as a director since April 1999. Mr. R. Mays is the son of L. Lowry Mays, Clear Channel's Chairman and Chief Executive Officer and the brother of Mark P. Mays, Clear Channel's President and Chief Operating Officer. Mr. R. Mays also serves on the board of directors of XM Satellite Radio and CNET, Inc.

         Alan D. Feld, age 64, is the sole shareholder of a professional corporation which is partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. He has served as a director of Clear Channel since 1984. Mr. Feld also serves on the board of directors of Centerpoint Properties, Inc. and AMR Advantage Mutual Funds.

         Thomas O. Hicks, age 56, is Chairman of the Board and Chief Executive Officer of Hicks, Muse, Tate & Furst Incorporated, a Dallas-based private investment firm. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas Incorporated, another Dallas-based private investment firm. He has served as a director of Clear Channel since August 30, 2000. He had served as Chairman of the Board and Chief Executive Officer of AMFM Inc. prior to that time. Mr. Hicks also serves as a director of Home Interiors & Gifts, Inc., Cooperative Computing, Inc., Viasystems Group, Inc., Stratford Capital, Corp Group, Digital Latin America, Eubisco Limited (Burton's Foods), Eurotaxglass's, Fox Pan American Sports LLC, Pinnacle Foods Corporation, Tasktip Limited and Yell, Inc.

         Vernon E. Jordan, Jr., age 66 currently serves as a senior managing director in the New York office of the investment banking firm of Lazard Freres & Co., LLC and Of Counsel in the Washington, D.C. office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. He has served as a director of Clear Channel since August 30, 2000. He had served as a director of AMFM Inc. prior to that time. Mr. Jordan also serves as a director of American Express Company, America Online Latin America, Inc., Callaway Golf Company, Dow Jones & Company, Inc., J.C. Penney Company, Inc., Revlon, Inc., Sara Lee Corporation and Xerox Corporation. Mr. Jordan serves on the International advisory Boards of Barrick Gold Corporation, DaimlerChrysler and Fuji Bank. Mr. Jordan also serves as Senior Advisor of Shinsei Bank, Ltd., and as trustee of Howard University.

         Perry J. Lewis, age 64, was the Chairman of Broadcasting Partners, Inc. from its inception in 1988 until its merger with Evergreen Media Corporation, and was Chief Executive Officer of Broadcasting Partners, Inc. from 1993 to 1995. Mr. Lewis is a founder of Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm, which was established in 1982. He has served as a director of Clear Channel since August 30, 2000. He had served as a director of AMFM Inc. prior to that time and Evergreen Media Corporation prior to AMFM's acquisition of Evergreen Media Corporation. Mr. Lewis also serves as a director of Aon Corporation and Metaldyne Corporation (formerly known as Mascotech Corporation).

         B. J. McCombs, age 73, is a private investor with interests in automobile dealerships and other investments. He has served as a director of Clear Channel since its inception.

         Theodore H. Strauss, age 76, is a Senior Managing Director of Bear, Stearns & Co., Inc. He has served as a director of Clear Channel since 1984. Mr. Strauss also serves as a director of Sizeler Properties, Inc. and Hollywood Casinos, Inc.

         John H. Williams, age 67, was a Senior Vice President of First Union Securities, Inc., (formerly known as Everen Securities, Inc.) until his retirement in July 1999. He has served as a director of Clear Channel since 1984. Mr. Williams also serves as a director of GAINSCO, Inc.

MANAGEMENT RECOMMENDS THAT THE YOU VOTE "FOR" THE DIRECTOR NOMINEES NAMED ABOVE.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The table below sets forth information concerning the beneficial ownership of Clear Channel common stock as of March 8, 2002, for each director currently serving on the Board and each of the nominees for director; each of the named executive officers not listed as a director; the directors and executive officers as a group; and each person known to Clear Channel to own beneficially more than 5% of outstanding common stock. At the close of business on March 8, 2002, there were 599,518,802 shares of Clear Channel common stock outstanding. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

                                                                         AMOUNT AND NATURE OF     PERCENT
          NAME                                                           BENEFICIAL OWNERSHIP     OF CLASS
          ----                                                           --------------------     --------
L. Lowry Mays...................................................              31,387,296(1)         5.2%
Mark P. Mays....................................................               1,062,396(2)           *
Randall T. Mays.................................................                 682,093(3)           *
Robert L. Crandall..............................................                  29,200(4)           *
Alan D. Feld....................................................                  83,300(5)           *
Thomas O. Hicks.................................................              40,265,194(6)(16)     6.7%
Vernon E. Jordan, Jr............................................                  90,300(7)           *
Perry J. Lewis..................................................                 168,832(8)           *
B. J. McCombs...................................................              14,456,986(9)         2.4%
Theodore H. Strauss.............................................                 231,857(10)          *
John H. Williams................................................                  25,620(11)          *
Randy Michaels(12)..............................................                 973,609(13)          *
Roger Parry.....................................................                   2,267(14)          *
Hicks Muse Parties(15)..........................................              34,825,777(16)        5.8%
FMR Corp.(17)...................................................              60,683,099            10.1%
Capital Research and Management Company (18)....................              42,186,290            7.0%
Janus Capital Corporation (20)..................................              34,060,446(19)        5.7%
All Directors and Executive Officers as a Group (19 persons)....              89,972,689(21)        14.9%

---------------

* Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1) Includes 2,120,000 shares subject to options held by Mr. L. Mays and 98,456 shares held by trusts of which Mr. L. Mays is trustee, but not beneficiary, 743,287 shares held by the Mays Family Foundation, 874,283 shares held by the Mays Family 2000 Charitable Lead Annuity Trust and 20,000,000 shares held by 4-M Partners, Ltd., over which Mr. L. Mays has either sole or shared investment or voting authority.

(2) Includes 53,880 shares subject to options held by Mr. M. Mays, 139,196 shares held by trusts of which Mr. M. Mays is trustee, but not beneficiary and 629,193 shares held by the MPM Partners, Ltd., over which Mr. M. Mays has control of the sole general partner.

(3) Includes 53,880 shares subject to options held by Mr. R. Mays and 16,701 shares held by trusts of which Mr. R. Mays is trustee, but not beneficiary.

(4) Includes 24,500 shares subject to options held by Mr. Crandall. Mr. Crandall is not standing for re-election to the Board of Directors.

(5) Includes 67,000 shares subject to options held by Mr. Feld. Excludes 10,360 shares owned by Mr. Feld's wife, as to which Mr. Feld disclaims beneficial ownership

(6) Consists of 5,323,768 shares for which Thomas O. Hicks has sole voting and dispositive power and 34,941,426 shares (including vested stock options to purchase 94,000 shares) for which Thomas O. Hicks has shared voting and dispositive power. Of the 5,323,768 shares for which Thomas
         O. Hicks has sole voting and dispositive power, 4,552,561 shares are held of record by Thomas O. Hicks, 252,358 shares are subject to options held of record by certain trusts for the benefit of certain of Thomas O. Hicks' children that are currently vested, 318,756 shares are held by Thomas O. Hicks as the trustee of certain trusts for the benefit of Thomas O. Hicks' children, 1,000 shares held of record by Thomas O. Hicks as nominee that are immediately exercisable pursuant to a stock option, 102,366 shares are held of record by a private foundation controlled by Thomas O. Hicks, and 96,727 shares are held of record by two limited partnerships of which the general partner is a limited liability company of which Thomas O. Hicks is the sole member. Of the 34,941,426 shares of common stock for which Thomas O. Hicks has shared voting and dispositive power, 115,649 shares are held by Thomas
         O. Hicks as the co-trustee of a trust for the benefit of unrelated parties, and 34,825,777 shares (including vested stock options to purchase 94,000 shares) are held of record by the Hicks Muse Parties. Mr. Thomas O. Hicks disclaims beneficial ownership of the shares of common stock not owned of record by him.

(7)      Includes 90,300 shares subject to options held by Mr. Jordan.

(8)      Includes 118,500 shares subject to options held by Mr. Lewis.

(9) Includes 11,000 shares subject to options held by Mr. McCombs. Excludes 9,798,453 shares held by trusts of which Mr. McCombs' children are trustees, as to which Mr. McCombs disclaims beneficial ownership.

(10)     Includes 129,500 shares subject to options held by Mr. Strauss.

(11)     Includes 11,000 shares subject to options held by Mr. Williams.

(12)     Mr. Michaels is also known as Benjamin Homel and he files reports under
         Section 16(a) of the Securities Exchange Act of 1934 under that name.

(13)     Includes 532,135 shares subject to options held by Mr. Michaels.

(14) Excludes 20,000 shares owned by Mr. Parry's wife, as to which Mr. Parry disclaims beneficial ownership

(15) Address c/o Hicks, Muse, Tate & Furst Incorporated, 200 Crescent Court, Suite 1600, Dallas, Texas 75201.

(16) Consists of (i) 127,027 shares held of record by Capstar Boston Partners, L.L.C., a limited liability company of which the manager is a limited partnership whose ultimate general partner is Hicks, Muse Fund III Incorporated ("Fund III Inc."), (ii) 16,773,479 shares held of record by two limited partnerships of which the ultimate general partner is Fund III Inc., (iii) 17,831,012 shares held of record by six limited partnerships of which the ultimate general partner is Hicks, Muse Fund IV LLC ("Fund IV"), (iv) 259 shares held of record by HM 1-FOF Coinvestors, L.P. a limited partnership of which the ultimate general partner is Hicks Muse Latin America Fund Incorporated ("LA Fund"), (v) 94,000 shares issuable upon the exercise of stock options that are already vested and held by Hicks, Muse & Co. Partners, L.P., a limited partnership of which the ultimate general partner is HM Partners Inc. ("HM Partners"). The entities affiliated with Hicks, Muse, Tate & Furst Incorporated and described in this footnote as holding shares of Clear Channel are collectively the "Hicks Muse Parties". Thomas O. Hicks is a controlling stockholder and serves as executive officer of Fund III Inc., LA Fund and HM Partners, and Thomas
         O. Hicks is the sole member of Fund IV. Accordingly, Thomas O. Hicks may be deemed to be the beneficial owner of the common stock beneficially owned by the Hicks Muse Parties. Mr. Thomas O. Hicks disclaims beneficial ownership of the shares of common stock not owned of record by him.

(17)     Address: 82 Devonshire Street, Boston, Massachusetts  02109.

(18)     Address: 333 South Hope Street, Los Angeles, California 90071.

(19) Includes 648,266 shares issuable upon conversion of $40,160,000 principal amount of Clear Channel's 2-5/8% Senior Convertible Notes due 2003.

(20)     Address: 100 Filmore Street, Denver, Colorado 80206-4923.

(21) Includes 3,706,424 shares subject to options held by such persons, 1,001,330 shares held by trusts of which such persons are trustees, but not beneficiaries, 874,283 shares held by the Mays Family 2000 Charitable Lead Annuity Trust, 743,287 shares held by the Mays Family Foundation, 20,000,000 shares held by 4-M Partners, Ltd., 629,193 shares held by the MPM Partners, Ltd. and 34,825,777 shares held by Hick Muse Parties as more fully described in note
(16) above.


                             EXECUTIVE COMPENSATION

         Clear Channel believes that compensation of its executive and other officers should be directly and materially linked to operating performance. For fiscal year 2001, the executive compensation program consisted of a base salary, a bonus plan and stock options based on Clear Channel's cash flow growth and individual performance.

SUMMARY COMPENSATION TABLE

         The Summary Compensation Table shows certain compensation information for the years ended December 31, 2001, 2000 and 1999, for the Chief Executive Officer and each of the four most highly compensated executive officers whose total cash compensation exceeded $100,000 for services rendered in all capacities for the three years ended December 31, 2001 (hereinafter referred to as the "named executive officers").

                                           ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                                                                 Awards         Payouts
                                                                       ------------------------ --------
                                                            Other      Restricted
                                                            Annual       Stock                    LTIP      All Other
    Name And Principal                                      Compen-      Awards                  Payout       Compen-
        Position          Year     Salary ($)  Bonus ($)   sation ($)     ($)       Options (#)    ($)       sation ($)
        --------          ----     ----------  ---------  -----------  ----------   -----------  -------    -----------
L. Lowry Mays             2001      1,010,626         --     --           --           750,000        --       160,115(1)
Chairman and CEO          2000      1,000,000  3,000,000     --           --           375,000        --       179,441(1)
                          1999        972,274  2,750,000     --           --           375,000        --       191,740(1)

Mark P. Mays              2001        692,915         --     --           --           500,000        --         2,975(2)
President and COO         2000        657,500  1,500,000     --           --            76,500        --         2,800(2)
                          1999        382,499    895,000     --           --            76,500        --         2,800(2)

Randall T. Mays           2001        691,649         --     --           --           500,000        --         2,975(2)
Executive Vice President  2000        655,000  1,500,000     --           --            76,500        --         2,800(2)
and CFO                   1999        362,500    895,000     --           --            76,500        --         2,800(2)

Roger Parry (3)           2001        577,034         --     --           --            35,000        --       132,140(4)
CEO - Clear Channel       2000        551,651  1,099,155     --           --            86,257        --        95,677(4)
International             1999        570,932    398,635     --           --                --   647,040        92,345(4)

Randy Michaels            2001        506,471         --     --           --           160,000        --         2,975(2)
CEO - Clear Channel       2000        504,412  1,300,000     --           --            50,000        --     1,002,800(5)
Radio                     1999(6)     519,120    810,853     --           --            50,000        --            --

-------------------

(1) Represents $157,140, $176,641 and $188,940 paid by Clear Channel in 2001, 2000 and 1999 respectively, on a split-dollar life insurance policy for L. Lowry Mays. Such amounts include the entire dollar amount of the term life portion and the present value to L. Lowry Mays of the interest-free use of the non-term portion of each premium payment. The remainder represents the amount of matching contributions paid by Clear Channel under its 401(k) Plan.

(2) Represents the amount of matching contributions paid by Clear Channel under its 401(k) Plan.

(3) Mr. Parry is a citizen of the United Kingdom. The compensation amounts reported in this table have been converted from Great British pounds to U.S. dollars using the average exchange rate from each applicable year.

(4) Represents contracted payments to Mr. Parry in lieu of a company automobile and in lieu of medical benefit. The remainder represents the amount of contributions paid by Clear Channel to Mr. Parry's pension plans.

(5) Represents $1 million paid by Clear Channel in 2000 as a one-time contract buy-out payment. The remainder represents the amount of matching contributions paid by Clear Channel under its 401(k) Plan.

(6)      Represents partial year compensation.

STOCK OPTION GRANT TABLE

         The following table sets forth certain information concerning stock options granted to the named executive officers during the year ended December 31, 2001.

                                               Percent of
                                                 Total
                               Number of        Options
                               Securities      Granted to
                               Underlying      Employees     Exercise or                 Grant Date
                                 Options       in Fiscal     Base Price    Expiration      Present
     Name                      Granted (#)        Year        ($/share)       Date       Value ($)(1)
     ----                     ------------     ----------    -----------   ----------    ------------
L. Lowry Mays                 375,000            3.53%          58.01        2/12/11       11,148,750
                              375,000(2)         3.53%          46.28       12/14/11        8,898,750
Mark P. Mays                  250,000            2.35%          58.01        2/12/11        7,432,500
                              250,000(2)         2.35%          46.28       12/14/11        5,932,500
Randall T. Mays               250,000            2.35%          58.01        2/12/11        7,432,500
                              250,000(2)         2.35%          46.28       12/14/11        5,932,500
Roger Parry                    35,000(2)          .33%          46.28       12/14/08          719,250
Randy Michaels                 75,000             .71%          58.01        2/12/11        2,229,750
                               85,000(2)          .80%          46.28       12/14/11        2,017,050

(1) Present value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: Risk-free interest rate of 5.2%, a dividend yield of 0%, the volatility factor of the expected market price of Clear Channel's common stock used was 35.8% and the expected life was eight years, except for Mr. Parry's grant, which was based on a risk-free interest rate of 4.9%, a dividend yield of 0%, the volatility factor of the expected market price of Clear Channel's common stock used was 36.9% and the expected life was six years. The present value of stock options granted is based on a theoretical option pricing mode. In actuality, because the company's employee stock options are not traded on an exchange, optionees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Clear Channel stock. Such an increase in stock price would benefit all shareholders commensurately.

(2) The Compensation Committee and the Executive Performance Subcommittee, as applicable, authorized option grants to executive and other officers of Clear Channel in both February and December of 2001. However, the grants authorized in December 2001 were made in lieu of option grants that would otherwise have been made in February of 2002.


STOCK OPTION EXERCISES AND HOLDING TABLE

         The following table sets forth certain information regarding stock options exercised by the named executive officers during the year ended December 31, 2001, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2001. Also reported are the values of "in the money" options which represent the positive spread between the exercise price of any existing stock options and the Clear Channel common stock price as of December 31, 2001.

                                Shares                       Number of Securities            Value of Unexercised
                               Acquired                     Underlying Unexercised        In-the-Money Options at
                                 on                       Options at Fiscal Year End          Fiscal Year End
                              Exercise       Value                    (#)                           ($)
     Name                        (#)      Realized ($)     Exercisable/Unexercisable     Exercisable/Unexercisable
     ----                     ---------   ------------    ---------------------------    -------------------------
L. Lowry Mays                       --            --            2,120,000 / 0                  13,137,890 / 0
Mark P. Mays                    12,008       430,259          93,880 / 691,500             2,567,060 / 2,448,700
Randall T. Mays                     --            --           98,480 / 691,500             2,701,311 / 2,448,700
Roger Parry                         --            --              0 /162,731                    0 / 169,624
Randy Michaels                      --            --          532,135 / 260,000             12,594,047 / 393,550

EMPLOYMENT AGREEMENTS

         On October 1, 1999, Clear Channel entered into employment agreements with its three senior executives, L. Lowry Mays (Chairman and Chief Executive Officer), Mark P. Mays (President and Chief Operating Officer) and Randall T. Mays (Executive Vice President and Chief Financial Officer). Each agreement has a term of seven years with automatic daily extensions unless Clear Channel or the executive elects not to extend the agreement. Each of these employment agreements provides for a minimum initial base salary, subject to review and annual increase by the Compensation Committee. In addition, each agreement provides for an annual bonus pursuant to Clear Channel's Annual Incentive Plan or as the Executive Performance Subcommittee determines. The employment agreements with the Chief Executive Officer, President and Chief Financial Officer initially provided for base salaries of $1,000,000, $350,000 and $325,000, respectively, and for minimum option grants to acquire 100,000, 50,000 and 50,000 shares of Clear Channel common stock, respectively; provided, however, that the annual option grant will not be smaller than the option grant in the preceding year unless waived by the executive. Each option will be exercisable at fair market value at the date of grant for a ten-year period even if the executive is not employed by Clear Channel. The Compensation Committee or the Executive Performance Subcommittee will determine the schedule upon which the options will vest and become exercisable.

         Each of these executive employment agreements provides for severance and change-in-control payments in the event that Clear Channel terminates an executive's employment "without cause" or if the executive terminates for "good reason." "Cause" is narrowly defined, and any determination of cause is subject to a supermajority vote of Clear Channel's board. "Good reason" includes defined change-in-control transactions involving Clear Channel, Clear Channel's election not to automatically extend the term of the employment agreement, a diminution in the executive's pay, duties or title or, in the case of the President and Chief Financial Officer, if neither L. Lowry Mays, Mark P. Mays nor Randall T. Mays is the Chairman and Chief Executive Officer of Clear Channel. If an executive is terminated by Clear Channel "without cause" or the executive resigns for "good reason" then that executive will receive a lump-sum cash payment equal to the base salary and bonus that otherwise would have been paid for the remainder of the term of the agreement (using the highest bonus paid to executive in the three years preceding the termination but not less than $1,000,000 bonus for the President or Chief Financial Officer and $3,000,000 bonus for the Chief Executive Officer); continuation of benefits; an option to acquire 1,000,000 shares of Clear Channel common stock at fair market value as of the date of termination that is fully vested and exercisable for a period of ten years; and immediate vesting on the date of termination of all stock options held by the executive on the date of termination. Certain tax gross up payments would also be due on such amounts. However, if either the President or Chief Financial Officer terminates his employment agreement "for good reason" because neither L. Lowry Mays, Mark P. Mays nor Randall T. Mays is the Chairman and Chief Executive Officer of Clear Channel, then the lump-sum payment and option grants described above essentially double. In the event the executive's employment is terminated "without cause" or for "good reason," the employment agreements also restrict the executive's business activities that compete with the business of Clear Channel for a period of two years following such termination.


REPORT OF THE COMPENSATION COMMITTEE AND THE EXECUTIVE PERFORMANCE SUBCOMMITTEE

         The following Report of the Compensation Committee and the Executive Performance Subcommittee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel specifically incorporates this Report or the performance graphs by reference therein.

         The Compensation Committee of the Board of Directors and the Committee's Executive Performance Subcommittee have furnished the following report on executive compensation for fiscal year 2001.

OVERALL POLICY

         The financial success of Clear Channel is linked to the ability of its executive and other officers to direct Clear Channel's current operations and to assess the advantages of potential acquisitions and realign the operations of the acquired entities with the operating policies of Clear Channel. A major objective of Clear Channel's compensation strategy is to attract and retain top quality executive and other officers. Another objective of Clear Channel's compensation strategy is to reward officers based on the financial performance of operations under their control. Financial incentives are used to motivate those responsible to achieve Clear Channel's financial goals and to align the interests of Clear Channel's officers with the interests of Clear Channel's shareholders.

         Clear Channel believes that compensation of its executive and other officers should be directly and materially linked to operating performance. For fiscal year 2001, the executive compensation program consisted of a base salary, a bonus plan and stock options based on Clear Channel's cash flow growth and individual performance.

         The Compensation Committee and the Executive Performance Subcommittee believe that this three-part approach best serves the interests of Clear Channel and its shareholders. It enables Clear Channel to meet the requirements of the highly competitive environment in which Clear Channel operates while ensuring that all officers are compensated in a way that advances both the short and long-term interests of shareholders. Under this approach, compensation for these officers involves a high proportion of pay that is "at risk", namely, the annual bonus and stock options. The annual bonus is also based, in significant part, on Clear Channel's performance. Stock options relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of Clear Channel's shareholders.

COMPENSATION

         Base Salary

         Base salaries of executive and other officers are set with respect to comparable salaries paid by companies in similar industries in which Clear Channel operates. The salaries of all executive officers except the Chief Executive Officer are determined through mutual negotiations between the executive and the Chief Executive Officer and are based on both past performance and expected future performance. However, under certain circumstances, Clear Channel may enter into employment agreements with executive officers and it currently has employment agreements with its President and Chief Operating Officer and its Executive Vice President and Chief Financial Officer.

         Bonus Plans

         In fiscal year 2001, executive officers of Clear Channel were eligible for participation in Clear Channel's Annual Incentive Plan. This plan was administered by the Executive Performance Subcommittee and provided for performance-based bonuses for executives who were "covered employees" pursuant to Section 162(m) of the Internal Revenue Code. Under the plan, the Subcommittee establishes specific company "budgeted goals" applicable to each covered executive officer for performance periods of one or more years. The budgeted goals established for the fiscal year 2001 were based upon the executives achieving certain goals, including an increase in cash flow over the prior year and other subjective measures of performance. Budgeted goals for each executive officer were set pursuant to an extensive annual operating plan developed by the Chief Executive Officer in consultation with other senior executive officers, including the principal executive officers of Clear Channel's various operating divisions. Past and expected future performance was considered on a subjective basis in determining these budgeted goals, based on the varied circumstances impacting each operating division. The Chief Executive Officer made recommendations as to the compensation levels and performance goals of Clear Channel's executive officers to the Compensation Committee for their approval.

         In addition, the Subcommittee established an objective formula for calculating the maximum bonus payable to each participating executive officer. These maximum bonus amounts were set above Clear Channel's historical bonus levels for executives other than the Chief Executive Officer because the Section 162(m) regulations allow only "negative discretion" in respect of this type of plan, and the Subcommittee desired flexibility to recognize exceptional individual performance when warranted.

         For fiscal year 2001, the Subcommittee established overall Company performance targets based upon the achievement of specified levels of cash flow growth. After the end of the fiscal year, the Subcommittee confirmed that the 2001 targets had not been achieved and therefore no bonuses were paid to executive officers under the plan.

         Stock Options

         Stock option grants to executive and other officers of Clear Channel were determined using the sole factor of achieving budgeted goals as determined on a subjective basis after consideration of the varied circumstances impacting each operating division. All decisions to grant stock options are in the sole discretion of the Compensation Committee or the Executive Performance Subcommittee, as applicable.

         The employment agreements with the President and Chief Operating Officer and the Executive Vice President and Chief Financial Officer contemplate the award of annual option grants to acquire not less than 50,000 shares of Clear Channel common stock.

         The Compensation Committee and the Executive Performance Subcommittee, as applicable, authorized option grants to executive and other officers of Clear Channel in both February and December of 2001. However, the grants authorized in December 2001 were made in lieu of option grants that would otherwise have been made in February of 2002.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The Clear Channel Compensation Committee and the Executive Performance Subcommittee established the Chief Executive Officer's performance goals and determined the amount of incentive bonus.

         Clear Channel entered into a seven-year employment agreement with L. Lowry Mays, to serve as Chairman and Chief Executive Officer effective October 1, 1999. The employment agreement provides for a minimum annual base salary of $1 million. The salary amount is subject to review by the Clear Channel Compensation Committee of the Board and may be increased on an annual basis at the beginning of each fiscal year. The term of the employment agreement is automatically extended at the end of each day by one additional day for each day expired during the employment period, in the absence of a notice of non-extension from L. Lowry Mays. The employment agreement contemplates that L. Lowry Mays will be awarded bonus compensation as determined by the Clear Channel Executive Performance Subcommittee of the Board and an annual option grant to acquire not less than 100,000 shares of Clear Channel common stock. The employment agreement provides for substantial severance and change-in-control payments and option grants in the event that Clear Channel terminates L. Lowry Mays' employment "without cause" or if the L. Lowry Mays terminates for "good reason."

         At the end of 2001, the Chief Executive Officer's annual salary was $1 million pursuant to his employment contract with Clear Channel. Two option grants were made to the Chief Executive Officer, one in February 2001 and the other in December 2001, each for the purchase of 375,000 shares of Clear Channel common stock.

         The Compensation Committee and Executive Performance Subcommittee utilized information gathered from its review of compensation packages of comparable companies in determining the Chief Executive Officer's overall compensation package. The amount of salary paid to the Chief Executive Officer in fiscal year 2001 was made in accordance with the terms of his employment agreement as described above. No bonus was paid to the Chief Executive Officer with respect to fiscal year 2001.

         As mentioned above, the Compensation Committee and Executive Performance Subcommittee gathered competitive compensation data on comparable companies. The Committee and Subcommittee selected the companies as the most comparable to Clear Channel in terms of the properties operated and the markets served. The Compensation Committee and Executive Performance Subcommittee determined that these companies provided more accurate compensation information relative to Clear Channel's operations than the entire range of companies covered in the S&P Broadcast/Media Index used in the Stock Performance Chart included in this document. In the opinion of the Compensation Committee and the Executive Performance Subcommittee, the Chief Executive Officer's 2001 compensation corresponded to the median to low-end of the range paid by the companies surveyed.

POLICY ON DEDUCTIBILITY OF COMPENSATION

         Section 162(m) of the Internal Revenue Code limits the tax deduction for compensation paid to the named executive officers to $1 million. However, performance-based compensation that has been approved by shareholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of outside directors (as defined for purposes of Section 162(m)).

         At the 2001 annual Clear Channel shareholder meeting, the shareholders approved the Annual Incentive Plan, which meets the requirements of Section 162(m) with respect to the performance-based compensation paid to the Chief Executive Officer, as discussed above. The present intention of the Clear Channel Compensation Committee is to continue to comply with the requirements of
Section 162(m).

                                    Respectfully submitted,

                                    THE COMPENSATION COMMITTEE
                                    John Williams, Alan Feld, Thomas Hicks,
                                    Vernon Jordan, Jr. and B.J. McCombs

                                    THE EXECUTIVE PERFORMANCE SUBCOMMITTEE
                                    John Williams and B.J. McCombs

                             STOCK PERFORMANCE GRAPH

         The following charts demonstrate a five-year and ten-year comparison of the cumulative total returns, adjusted for stock splits and dividends, for Clear Channel, the S&P Broadcast/Media Index, and the S&P 500 Composite Index.

                          CLEAR CHANNEL COMMUNICATIONS
                            STOCK PERFORMANCE CHARTS

                        INDEXED YEARLY STOCK PRICE CLOSE
                (PRICES ADJUSTED FOR STOCK SPLITS AND DIVIDENDS)






                                     [GRAPH]







                                  12/31/96     12/31/97     12/31/98     12/31/99     12/31/00      12/31/01
                                  --------     --------     --------     --------     --------      --------
CLEAR CHANNEL                        1,000        2,199        3,017        4,941        2,682         2,819
S&P BROADCAST/
MEDIA INDEX                          1,000        1,648        2,555        4,463        3,223         3,082
S&P 500 INDEX                        1,000        1,334        1,715        2,076        1,887         1,663








                                     [GRAPH]







                       12/31/91  12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99  12/31/00  12/31/01
                       --------  --------  --------  --------  --------  --------  --------  --------  --------  --------  --------
CLEAR CHANNEL            1,000     1,803     5,089    7,017     12,203    19,981    43,937    60,288    98,728    53,581    56,316
S&P BROADCAST/
MEDIA INDEX              1,000     1,223     1,670    1,547      2,021     1,655     2,728     4,229     7,387     5,334     5,100
S&P 500 INDEX            1,000     1,076     1,184    1,200      1,650     2,029     2,706     3,479     4,211     3,828     3,373

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel's directors, executive officers and beneficial owners of more than 10% of any class of securities of Clear Channel to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required to furnish Clear Channel with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required to be filed by those persons, Clear Channel believes that, during the year ended December 31, 2001, all of its directors and executive officers were in compliance with the applicable filing requirements except that one report covering one transaction was filed late in each case by Brian Becker, Juliana Hill, Benjamin Homel (a.k.a. Randy Michaels) and William Moll.


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         Mssrs. Alan Feld, Vernon Jordan, Jr., B. J. McCombs and Thomas O. Hicks serve on Clear Channel's Compensation Committee. Mr. L. Lowry Mays served on Clear Channel's Compensation Committee until August 2001. Mr. Mays serves as Clear Channel's Chairman and Chief Executive Officer. Clear Channel paid fees in 2001 to the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Alan Feld is the sole shareholder of a professional corporation which is a partner of such firm and Vernon Jordan, Jr. is Of Counsel to such firm. Clear Channel leases certain office space in San Antonio, Texas, from the trusts of the children of
L. Lowry Mays and B. J. McCombs. This lease expires on December 31, 2005 with current monthly rentals of $12,500. Mr. Mays and Mr. McCombs do not serve as a trustee for any of the trusts nor are either of them beneficiaries of any of the trusts. Mr. Mays and Mr. McCombs have no pecuniary or other retained interest in any of the trusts. Clear Channel believes the transactions described above are no less favorable to Clear Channel than could be obtained with nonaffiliated parties.

         In 2001, Clear Channel Entertainment, a division of Clear Channel, entered into a contract which made Clear Channel Entertainment the exclusive television representative for the international licensing of a US sporting event. During 2001, Clear Channel Entertainment sold the rights to Pan-American Sports Network International ("PSN"). During 2001, certain affiliates of Hicks, Muse, Tate & Furst Incorporated controlled PSN. Thomas O. Hicks is a controlling shareholder or member of the ultimate corporate general partner or owner of all such affiliates. Under the contract, PSN was obligated to pay $3.5 million for the television rights. Both parties agreed to a two-year cancellation option that required payment from PSN of $2.0 million. PSN failed to make the required payment for the use of those rights. As such, Clear Channel Entertainment was obligated to pay the $3.5 million to the license holder. In addition to this payment, if PSN fails to make the required future payments, Clear Channel Entertainment is obligated to make the future payments to the license holder of $4.5 million and the $2.0 million cancellation payment.


                              CERTAIN TRANSACTIONS

         Clear Channel contracted services for consulting and transportation under commercial terms from Radioactive, LLC. Randy Michaels, an executive officer of Clear Channel, is the owner of Radioactive, LLC. Gross fees of approximately $447,100 were paid during 2001. Clear Channel believes the transaction described above is no less favorable to Clear Channel than could be obtained with nonaffiliated parties. Clear Channel pays annual wages of $62,250 for personnel that provide accounting and tax services to L. Lowry Mays, Chairman and Chief Executive Officer, Mark Mays, President and Chief Operating Officer, Randall Mays, Executive Vice President and Chief Financial Officer and their families.

         In May 1977, Clear Channel and its shareholders, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement restricting the disposition of the outstanding shares of Clear Channel common stock owned by L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns. The Buy-Sell Agreement provides that in the event that a restricted party desires to dispose of his shares, other than by disposition by will or intestacy or through gifts to such restricted party's spouse or children, such shares must be offered for a period of 30 days to Clear Channel. Any shares not purchased by Clear Channel must then be offered for a period of 30 days to the other restricted parties. If all of the offered shares are not purchased by Clear Channel or the other restricted parties, the restricted party offering his or her shares may sell them to a third party during a period of 90 days thereafter at a price and on terms not more favorable than those offered to Clear Channel and the other restricted parties. In addition, a restricted party may not individually, or in concert with others, sell any shares so as to deliver voting control to a third party without providing in any such sale that all restricted parties will be offered the same price and terms for their shares.


                             AUDIT COMMITTEE REPORT

         The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel specifically incorporates this Report by reference therein.

         During the year ended December 31, 2001, the Audit Committee of the Board of Directors developed an updated charter for the Committee, which was approved by the full Board on July 26, 2001. The complete text of the updated charter, which reflects standards set forth in new SEC regulations and NYSE rules, is reproduced in the appendix to this proxy statement.

         As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

o first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by Clear Channel's management, including discussions with management and Clear Channel's outside auditors about draft annual financial statements and key accounting and reporting matters;

o second, the Committee is responsible for matters concerning the relationship between Clear Channel and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to Clear Channel; and determining whether the outside auditors are independent (based in part on the annual letter provided to Clear Channel pursuant to Independence Standards Board Standard No. 1); and

o third, the Committee oversees management's implementation of effective systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of Clear Channel's internal auditing program.

         The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee's charter. To carry out its responsibilities, the Committee met four times during the year ended December 31, 2001.

         In overseeing the preparation of Clear Channel's financial statements, the Committee met with both management and Clear Channel's outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).

         With respect to Clear Channel's outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

         Finally, the Committee continued to monitor the scope and adequacy of Clear Channel's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

         On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Clear Channel's audited financial statements in Clear Channel's Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.


                                         Respectfully submitted,

                                         THE AUDIT COMMITTEE
                                         Perry Lewis - Chairman,
                                         Theodore Strauss and John Williams


                                  AUDITOR FEES

Ernst & Young LLP billed Clear Channel the following fees for services provided during fiscal year 2001:

         o        Fees for the last annual audit were $2.1 million.

         o All other fees were $5.8 million, including audit-related services of $3.4 million and non-audit services of $2.4 million. Audit related services generally include fees for statutory audits, acquisition due diligence, accounting consultation, SEC registration statements, and other attestation reports.

Clear Channel's Audit Committee has considered whether Ernst & Young LLP's provision of non-audit services to Clear Channel is compatible with maintaining Ernst & Young LLP's independence.


                  PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS

         Subject to ratification by the shareholders, the Board has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of Clear Channel for the year ended December 31, 2002.

         Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2002.

            PROPOSAL 3 APPROVAL OF AN AMENDMENT TO THE CLEAR CHANNEL
                           1998 STOCK INCENTIVE PLAN

GENERAL INFORMATION

         On February 10, 1998, the Clear Channel Board adopted and the shareholders subsequently approved the Clear Channel Communications, Inc. 1998 Stock Incentive Plan. The purpose of the plan is to provide Clear Channel an effective means to attract, retain and encourage qualified individuals to serve Clear Channel with a high degree of commitment. The plan authorizes the granting of incentive stock options, nonqualified stock options, stock appreciation rights, dividend equivalent rights, performance awards and restricted stock. As a result of adjustments made to the plan in connection with a two-for-one stock split declared by Clear Channel in July 1998, there are 15,000,000 shares of Clear Channel's common stock authorized for issuance under the plan.

         The Board and the Compensation Committee believe that the grant of equity incentives is an essential component of compensation and is standard and expected in Clear Channel's industry. As a result of Clear Channel's recent growth, the size of Clear Channel's workforce has increased over 500% since the shareholders approved the plan in 1998. The ability to continue to attract new employees and to retain current employees is a critical element in Clear Channel's strategy for future growth, and Clear Channel's ability to attract and retain qualified employees could be impeded if sufficient equity incentives are not available in the future for grant under the plan. Furthermore, the ability to motivate and incentivize employees and senior management to take into account the long-term interests of Clear Channel and its shareholders is also essential to Clear Channel's future growth, and the ability to so motivate and incentivize Clear Channel's employees and senior management could be impeded if sufficient equity incentives are not available in the future.

         With these matters in mind, the Board and the Compensation Committee evaluated the plan and the adequacy of the number of shares available under the plan. The Board believes that, while the number of shares available under the plan and Clear Channel's other stock option and stock incentive plans will be sufficient during the next twelve months, additional shares may be required thereafter to enable Clear Channel to continue realizing the plan's intended benefits.

AMENDMENT TO THE PLAN

         On February 19, 2002, the Board approved an amendment to the plan which increased the number of shares of Clear Channel common stock that can be issued under the plan by 14,000,000 shares, so that after the amendment the total number of authorized shares that can be issued under the plan would be 29,000,000. The amendment to the plan was effective on February 19, 2002, subject to shareholder approval at the annual meeting.

         The plan currently authorizes the issuance of shares of common stock pursuant to awards granted under the plan. The Board has amended the plan, subject to shareholder approval, to increase the total number of shares available under the plan from 15,000,000 to 29,000,000 shares. There were outstanding on March 8, 2002 options to purchase 9,665,571 shares under the plan and 145,000 shares had been purchased through exercise of options granted under the plan. No SARs, dividend equivalent rights, performance awards or shares of restricted stock have been granted under the plan. The Board has deemed it prudent to increase the shares available for grants under the plan to facilitate future awards under the plan at levels determined appropriate by the Board and Compensation Committee.

THE PLAN IS SUMMARIZED BELOW:

         OVERVIEW OF AWARDS

         The following types of awards may be granted under the plan: (i) incentive stock options, (ii) nonqualified stock options, (iii) rights to receive all or some portion of the increase in value of the common stock (also known as stock appreciation rights or SARs), (iv) the right to receive all or some portion of cash dividends with respect to the common stock (also known as dividend equivalent rights), (v) rights to receive cash and/or common stock contingent upon the attainment of defined performance goals (also known as performance awards), and (vi) shares of common stock subject to temporary restrictions on transfer (also known as restricted stock). Eligible individuals under the plan include employees, officers and directors of Clear Channel or a subsidiary of Clear Channel or consultants or advisors receiving cash compensation from Clear Channel or a subsidiary of Clear Channel. In addition, the plan provides that directors of Clear Channel may receive some or all of their annual director compensation in the form of shares of common stock.

ADMINISTRATION

         Except for awards of nonqualified stock options to nonemployee directors ("Director Options"), the plan will be administered by a committee which shall consist of at least two directors and may consist of the entire Board. The Board will grant Director Options. The plan committee will have broad discretion, subject to the terms of the plan, to designate the recipients of awards, prescribe the terms and conditions of awards and establish rules and regulations for administration of the plan.

         Under the plan, members of the plan committee are not liable for their actions taken in a good faith attempt to administer the plan and are entitled to indemnification from Clear Channel to the extent permitted by law in connection with claims asserted in regard to administration of the plan.

STOCK SUBJECT TO THE PLAN

         The current maximum number of shares of common stock which may be the subject of awards under the plan is 15,000,000. However, subject to shareholder approval of the amendment to the plan to increase the number of shares reserved for issuance under the plan, the maximum number of shares of common stock which may be the subject of awards under the plan will be 29,000,000. Furthermore, within the period of one year no individual may receive with respect to awards more than 2,000,000 shares or $5,000,000 in cash or shares with an equivalent fair market value. However, the ceilings may be adjusted by the plan committee upon the occurrence of certain events affecting the capitalization of Clear Channel. See "Adjustments" below. Upon the expiration, cancellation or termination of an award (other than by reason of exercise), the shares previously subject to such award may again be the subject of awards granted under the plan.

SUMMARY OF INCENTIVE STOCK OPTIONS AND NONQUALIFIED STOCK OPTIONS

         The exercise price for incentive stock options and nonqualified stock options will be determined by the plan committee, other than for Director Options, which will be determined by the Board; provided, however, the exercise price for each incentive stock option may not be less than 100% of the fair market value of the common stock on the date the option is granted (110% in the case of an incentive stock option granted to an individual owning more than 10% of the voting stock of Clear Channel or a parent or subsidiary of Clear Channel). The aggregate fair market value (determined at the time an incentive stock option is granted) of the common stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all stock option plans of Clear Channel) will not exceed $100,000, or such other amount as may be prescribed under the Internal Revenue Code (the "Code") or applicable regulations and rulings from time to time. Incentive stock options may not be granted under the plan subsequent to February 10, 2008.

         Each option granted under the plan other than Director Options will be exercisable according to the terms established by the plan committee. In the case of Directors Options, the Board will grant the options and such Director Options will be exercised according to the terms established by the Board. In no event, however, will an option, including a Directors Option, be exercisable after the expiration of ten years from the date of grant (five years for a 10% Shareholder).

         Options are not transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order (within the meaning of Rule 16a-12 under the Exchange Act), and are exercisable only by the optionee or his or her legal guardian or legal representative.

         The purchase price payable upon the exercise of an option is payable in cash, by delivery of an equivalent fair market value of common stock, by cashless exercise procedures or by a combination of the foregoing, as determined by the plan committee. No fractional shares will be issuable upon exercise of an option, and the number of shares issuable will be rounded to the nearest whole number.

SUMMARY OF STOCK APPRECIATION RIGHTS

         A stock appreciation right or SAR is the right to receive an amount equal to the excess of the fair market value of a share of Clear Channel's common stock on the date of exercise over the fair market value of a share of common stock on the date of grant (in the case of SARs granted independent of a stock option) or the exercise price of the related stock option (in the case of an SAR granted in tandem with a stock option). SARs may be granted in connection with stock options or as a separate award unrelated to stock options. The exercisability of SARs granted in connection with stock options will be governed by the exercisability of the related options. The amount payable to the holder upon the exercise of an SAR is based on the difference between the fair market value of Clear Channel's common stock on the date preceding exercise and the exercise price of the option in connection with which the Stock Appreciation Right was granted (or the fair market value of common stock on the date the Stock Appreciation Right was granted if it was not granted in connection with an option). However, the plan committee may establish a maximum amount payable upon the exercise of an SAR. The amount payable to a holder upon the exercise of an SAR may be paid in the form of common stock or cash or a combination thereof, as determined by the plan committee.

SUMMARY OF DIVIDEND EQUIVALENT RIGHTS

         Dividend equivalent rights may be granted in conjunction with other awards or as a separate award. The plan committee will determine the terms and conditions of the dividend equivalent rights and, specifically, will determine whether amounts payable will be paid on a current or deferred basis and whether they will be settled in cash or stock in single or multiple installments.

SUMMARY OF RESTRICTED STOCK

         Restricted stock is the grant of shares of common stock or the right to purchase common stock at a price determined by the plan committee, which is nontransferable and subject to substantial risk of forfeiture until specific conditions are met. Restricted stock granted under the plan will be subject to restrictions on transfer and such other restrictions imposed by the plan committee. No stock certificate representing restricted stock may be issued in the name of the grantee until the grantee executes a written agreement, blank stock powers and an escrow agreement or other documents required by the plan committee. Restricted stock may not be delivered to the grantee or sold, transferred or pledged until the restrictions imposed by the plan committee have lapsed according to the terms established by the plan committee. The plan committee will determine whether dividend payments in respect of restricted stock will be made currently or deferred until the lapsing of restrictions. Upon lapse of the restrictions, the certificates representing the restricted stock will be delivered to the grantee, in addition to any deferred dividends with interest accrued thereon. All restrictions lapse upon a change in control of Clear Channel unless the plan committee specifies otherwise in the written agreement.

SUMMARY OF PERFORMANCE AWARDS

         Awards contingent upon the attainment of certain financial or other objectives within a designated period of time may be granted by the plan committee in the form of shares of common stock (known as performance shares) or other awards (known as performance units). The performance objectives to be established in writing by the plan committee may be expressed in terms of earnings per share, share price, pre-tax profits, net earnings, return on equity or assets, revenues, EBITDA, market share, or a combination of the foregoing with regard to Clear Channel or a subsidiary. The plan committee may establish a ceiling on the amount payable under a performance award.

         A grantee becomes vested in performance awards to the extent that the established objectives are achieved during the designated measurement period, and immediately following the end of such period Clear Channel must pay any amounts due in cash or common stock or a combination thereof.

         Issuance of certificates representing performance shares may not occur until the grantee executes a written agreement, blank stock powers and an escrow agreement or such other documents required by the plan committee. Certificates representing performance shares may not be delivered to the grantee or sold, transferred or pledged prior to the attainment of the designated objectives and fulfillment of other conditions established by the plan committee. The plan committee may determine whether dividends in respect of issued but undelivered performance shares will be paid currently or deferred and paid with interest upon lapsing of the restrictions.

ADJUSTMENTS

         Upon the termination or change in status of employment of a grantee, adjustments to the terms and conditions of awards held by such grantee will be made according to the terms established by the plan committee in the written agreement respecting such award.

         Each award granted by the plan committee must be evidenced by a written agreement. Although the plan committee has the discretion to amend the terms of an award subsequent to the date of grant, it may not do so in a way that adversely affects rights previously granted under the plan.

         The plan committee will also determine the appropriate adjustments to be made to the terms of the plan and awards previously granted thereunder upon the occurrence of certain events affecting the capitalization of Clear Channel including, but not limited to, an increase or decrease in the number of issued and outstanding shares of common stock or other changes in capitalization resulting from a reclassification, recapitalization, merger, consolidation, stock dividend, stock split or otherwise. Appropriate adjustments may be made to the maximum number of shares and the class of shares or other securities with respect to which awards may be made, the maximum number of shares with respect to which an individual may be granted awards, the number and class of shares subject to outstanding awards, the exercise price of such outstanding awards, and the performance objectives upon which performance awards are based.

         Upon a Change of Control (as defined in the plan), (i) with respect to all stock option awards and SAR awards, all of such awards shall become immediately exercisable, (ii) with respect to restricted stock awards, all restrictions upon such shares shall lapse, and (iii) with respect to performance awards, such awards will be treated in the manner determined by the plan committee at the time such performance awards were granted. In addition, to the extent set forth in the applicable agreement relating to a stock option award or SAR award, upon a Change of Control, (i) the holder of a stock option award will have the right to a cash payment within sixty days after such Change of Control equal to the excess of fair market value of the shares subject to such stock option on the date preceding the date of surrender over the aggregate purchase price of the shares subject to such stock option, and (ii) the holder of a SAR award will be entitled to receive a cash or stock payment from Clear Channel with a value equal to the fair market value on the date preceding the date of exercise over the fair market value of the shares subject to such SAR award.

         Following any liquidation, dissolution, merger or consolidation of Clear Channel, each holder of an award is entitled to receive the same consideration received in such transaction by each holder of common stock, subject to the restrictions and other terms and conditions applicable to the award.

TERMINATION AND AMENDMENT OF THE PLAN

         The plan has no automatic termination date. However, incentive stock options may not be granted under the plan subsequent to February 10, 2008. In addition, the plan committee may terminate, amend or suspend the plan at any time provided that such action does not adversely affect rights previously granted under the plan.

FEDERAL INCOME TAX CONSEQUENCES

         An individual receiving nonqualified stock options or SARs will not recognize taxable income at the time the nonqualified stock options or SARs are granted. At the time the nonqualified stock options or SARs are exercised, the individual will recognize ordinary taxable income in an amount equal to the difference between the exercise price (or in the case of SARs granted independent of stock options, the fair market value of the common stock at the time of grant) and the fair market value of common stock on the date of exercise. Clear Channel will be entitled to a concurrent deduction equal to the ordinary income recognized by the individual, provided that Clear Channel withholds taxes.

         An individual granted an incentive stock option will not recognize taxable income at the time of grant or, subject to certain conditions, at the time of exercise. The excess of the fair market value of the common stock received over the exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the stock will be treated as long-term capital gain or loss, and Clear Channel will not be entitled to any deduction.

         If the holding period requirement is not met, the incentive stock option will be treated as one which does not meet the requirements of the Code for incentive stock options and the individual will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of common stock on the date of exercise over the exercise price or (ii) the amount realized on the sale of such stock over the exercise price.

         An individual receiving restricted stock will not recognize taxable income at the time of grant. At the time the restrictions lapse, the individual will recognize ordinary taxable income equal to the difference between the fair market value of the common stock at the time the restrictions lapse and the price, if any, paid for such common stock. Any dividends received before the termination of restrictions will be taxed as ordinary income. Clear Channel will be entitled to a deduction equal to the ordinary income reported by the individual, provided Clear Channel withholds taxes. Upon the disposition of the common stock, the individual will recognize taxable gain or loss equal to the difference between the fair market value of the common stock at the time the restrictions lapse and the amount realized upon the disposition of the common stock. The gain or loss will be taxable as a capital asset.

         An individual may elect to report and recognize income at the time of grant or purchase of restricted stock by filing an election under Section 83(b) of the Code (a "Section 83(b) election"). If the individual makes a Section 83(b) election, Clear Channel will be entitled to a deduction equal to the ordinary income reported by the individual in the year of the election, provided Clear Channel withholds taxes. However, dividends received before the restrictions lapse will not be deductible by Clear Channel. Upon the disposition of the common stock, the individual will recognize gain or loss equal to the difference between the amount realized and the sum of the income recognized by the individual as a result of the Section 83(b) election and any amounts paid by the individual for the restricted stock.

         Special rules may apply with respect to individuals subject to Section 16(b) of the Securities Exchange Act of 1934. Other than in the case of an incentive stock option held in accordance with the specified holding period requirements, the amount and timing of the recognition of income by an individual subject to Section 16(b) (and the concurrent deduction by Clear Channel) on the exercise of a stock option or SAR generally will be based on the fair market value of the shares received when the restrictions of Section 16(b) lapse, unless the individual elects otherwise by making a Section 83(b) election.

REGISTRATION WITH SEC

         Clear Channel has filed a registration statement covering the offering of the shares under the plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. If Proposal 3 is adopted, Clear Channel intends to file a similar registration statement covering the 14,000,000 additional shares available for issuance under the plan.

NEW PLAN BENEFITS

         Since future awards under the plan are discretionary, it is impossible to determine who will receive awards and in what amounts in the event the amendment to the plan is approved.

VOTE REQUIRED

         The affirmative vote of a majority of the outstanding shares present and entitled to vote at the annual shareholders meeting is required to approve the Amendment to the plan.

    THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE PLAN. EACH OF THE DIRECTORS MAY HAVE AN INTEREST AND MAY BENEFIT FROM THE ADOPTION OF THE PLAN, SINCE THEY ARE ELIGIBLE TO RECEIVE
                       AWARDS UNDER THE TERMS OF THE PLAN.


                              SHAREHOLDER PROPOSALS

         A proper proposal submitted by a Clear Channel shareholder for consideration at Clear Channel's 2003 annual shareholder meeting and received at Clear Channel's executive offices no later than November 22, 2002 will be included in Clear Channel's proxy statement and form of proxy relating to such annual shareholder meeting. If the proposal is adopted, it will be included in the information statements distributed to Clear Channel shareholders.


                                     GENERAL

         Neither Clear Channel management nor the Board knows of any matter to be acted upon at the Clear Channel shareholder meeting other than the matters described above. If any other matter properly comes before the Clear Channel shareholder meeting, however, the proxy holders will vote thereon in accordance with their best judgment.

         The cost of soliciting proxies will be borne by Clear Channel. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel may solicit proxies by mail, telephone, telegraph and personal interview. Clear Channel has also retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, at an estimated cost of $8,500 plus reimbursement of reasonable out-of pocket expenses. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties, and Clear Channel expects to reimburse such parties for their charges and expenses connected therewith.

         A copy of Clear Channel's Annual Report on Form 10-K filed with the Securities and Exchange Commission has been mailed to all shareholders along with this document. Additional copies will be available without charge to shareholders upon written request to Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.

         This document is dated March 22, 2002 and is first being mailed to shareholders on or about March 27, 2002.


                                               Kenneth E. Wyker
                                               Secretary

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER


ORGANIZATION

This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.


RESPONSIBILITIES AND PROCESSES

The primary responsibility of the audit committee is to oversee the Company's financial reporting process on behalf of the board and report the results of their activities to the board. While the audit committee has the responsibilities and powers set forth in this Charter, it is not the duty of the audit committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. It is not the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

         The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company's shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters in the written disclosures required by the Independence Standards Board, and shall consider the compatibility of nonaudit services with the auditors' independence. Annually, the committee shall review and recommend to the board the selection of the Company's independent auditors, subject to shareholders' approval.

         The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

         The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

         The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

--------------------------------------------------------------------------------

 CLEAR CHANNEL COMMUNICATIONS, INC.
   ANNUAL MEETING OF SHAREHOLDERS                   April 30, 2002
                                                       8:30 a.m.
Plaza San Antonio - A Marriott Hotel
       555 South Alamo Street
      San Antonio, Texas  78205                        ADMIT ONE

--------------------------------------------------------------------------------

 CLEAR CHANNEL COMMUNICATIONS, INC.
   ANNUAL MEETING OF SHAREHOLDERS                   April 30, 2002
                                                       8:30 a.m.
Plaza San Antonio - A Marriott Hotel
       555 South Alamo Street
      San Antonio, Texas  78205                        ADMIT ONE

                       CLEAR CHANNEL COMMUNICATIONS, INC.

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                    OF SHAREHOLDERS TO BE HELD APRIL 30, 2002

         The undersigned hereby appoints L. Lowry Mays and Alan D. Feld, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL COMMUNICATIONS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of said Company to be held in San Antonio, Texas on April 30, 2002 at 8:30 A.M., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess of then personally present, as indicated on the reverse side.

         THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF SAID MEETING AND ACCOMPANYING PROXY STATEMENT AND OF THE 2001 ANNUAL REPORT AND RATIFIES AND CONFIRMS ALL ACTS THAT ANY OF THE SAID PROXY HOLDERS OR THEIR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

           (Continued and to be dated and signed on the reverse side.)

1.  ELECTION OF DIRECTORS  FOR all ten nominees listed below [  ]
                           WITHHOLD AUTHORITY to vote for all ________ nominees below [ ]
                           EXCEPTIONS* [  ]

              Nominees: L. Lowry Mays Mark P. Mays Randall T. Mays
        Alan D. Feld Thomas O. Hicks Vernon E. Jordan, Jr. Perry J. Lewis
               B. J. McCombs Theodore H. Strauss John H. Williams

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
    *Exceptions:
                 ---------------------------------------------------------------

2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2002.

    FOR  [  ]   AGAINST [  ]  ABSTAIN [  ]

3. APPROVE THE AMENDMENT TO THE CLEAR CHANNEL COMMUNICATIONS, INC. 1998 STOCK INCENTIVE PLAN

    FOR  [  ]   AGAINST [  ]  ABSTAIN [  ]

Change of Address and/or Comments:  [  ]

    Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.


Dated:                                   , 2002
       ----------------------------------


-----------------------------------------------
Shareholder's signature



-----------------------------------------------
Shareholder's signature if stock held jointly

SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.